 EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY REPORTS RESULTS FOR THIRD QUARTER OF 2009

•	Quarterly production of 26.4 BCFE within guidance of 25.5 – 27.0 BCFE

•	Costs largely within or below guidance for the quarter

•	Adjusted net income of $14.7 million or $0.23 per diluted share

•	Non-cash charges and impairments result in a GAAP net loss of ($4.4 million), or ($0.07) per diluted share

•	Borrowing base re-determined at $900 million

DENVER, November 2, 2009 – St. Mary Land & Exploration Company (NYSE: SM) today reports financial results from the third quarter of 2009.  In addition, a new presentation for third quarter earnings and an operations update has been posted on the home page of the Company’s website at stmaryland.com.  This presentation will be referenced in the conference call scheduled for 8:00 a.m. Mountain time (10:00 a.m. Eastern time) on November 3, 2009.  The detailed information for the earnings call can be found below.

MANAGEMENT COMMENTARY

Tony Best, CEO and President, remarked, “St. Mary posted another solid quarter in 2009.  We achieved our production target for the quarter and our cost performance was within or below guidance.  We have maintained the strength of our balance sheet and continue to invest within cash flow.  The Company is executing very well on the business plan we set out for ourselves this year.  We are in a great position both operationally and financially to focus on the successes we are seeing in our growing inventory of resource plays.”

THIRD QUARTER 2009 RESULTS

St. Mary posted a net loss for the third quarter of 2009 of ($4.4 million), a loss of ($0.07) per diluted share.  This compares to net income of $87 million, or $1.38 per diluted share, for the same period in 2008.  Adjusted net income for the quarter, which adjusts for significant non-recurring or unusual non-cash items, was $14.7 million, or $0.23 per diluted share, versus $75.5 million, or $1.20 per diluted share, for the third quarter of 2008.  A summary of the adjustments made to arrive at adjusted net income (loss) is presented in the table below.

	For the Three Months Ended September 30,
	2009		2008*
Weighted-average diluted share count (in millions)		62.5		63.1

	$ in millions	Per Diluted Share	$ in millions	Per Diluted Share
Reported net income (loss)	$(4.4)	$(0.07)	$87.0	$1.38

After-tax adjustments, assuming effective tax rate for respective period
Change in Net Profits Plan liability	$4.3	$0.07	$(22.1)	$(0.35)
Unrealized derivative (gain) loss	2.6	0.04	(2.8)	(0.04)
Loss on divestiture activities	7.1	0.11	3.2	0.05
Loss on insurance settlement	-	-	0.4	0.01
Bad debt expense associated with SemGroup, L.P.	-	-	4.2	0.07
Loss related to hurricanes	0.7	0.01	4.4	0.07
Impairment of proved properties	0.1	0.00	0.4	0.01
Abandonment & impairment of unproved properties	3.0	0.05	0.8	0.01
Impairment of materials inventory	1.3	0.02	-	-

Adjusted net income (loss)	$14.7	$0.23	$75.5	$1.20

NOTE: Totals may not add due to rounding

* On January 1, 2009, the Company adopted FASB ASC Topic 470-20, "Debt with Conversion and Other Options" ("ASC Topic 470") which required retrospective application. As result, prior period balances presented have been adjusted to reflect the period-specific effects of applying ASC Topic 470.

Discretionary cash flow decreased to $99.9 million for the third quarter of 2009 from $195.8 million in the same period last year.  Net cash provided by operating activities decreased to $111.3 million for the third quarter of 2009 from $252.3 million in the same period in 2008.  A major driver of the decrease year over year in each of these metrics was the significant decrease in oil and natural gas prices between those periods which is described in more detail below.

Adjusted net income and discretionary cash flow are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release.

St. Mary reported quarterly production of 26.4 BCFE for the third quarter of 2009, which was within the guidance range of 25.5 to 27.0 BCFE.  Production for the same period last year was 27.7 BCFE, which included 0.8 BCFE of production from assets that were later disposed of in 2008.  Sequentially, production in the third quarter of 2009 was down from the preceding quarter as a result of lower levels of capital investment in prior quarters and Management’s stated objective to invest within cash flow this year.

Revenues for the quarter were $185.8 million compared to $324.1 million for the same period in 2008.  In the third quarter of 2009, the Company’s average equivalent price per MCFE, net of hedging, was $6.86 per MCFE, which is a decrease of 38% from the $11.01 per MCFE realized in the comparable period in 2008.  Average realized prices, excluding hedging activities, were $3.37 per Mcf of natural gas and $61.93 per barrel of oil during the quarter.  These prices were 66% and 45% lower, respectively, than those in the third quarter of 2008.  Average realized prices, inclusive of hedging activities, were $4.95 per Mcf of natural gas and $62.65 per barrel of oil in the third quarter of 2009, which is a decrease of 48% and 25%, respectively, from the same period a year ago.

Lease operating expense of $1.30 per MCFE in the third quarter of 2009 was below the Company’s guidance of $1.35 to $1.40 per MCFE.  This represents a 17% decrease from the $1.57 per MCFE in the comparable period last year.  Sequentially, lease operating expense increased 3% or $0.04 per MCFE in the third quarter of 2009 from the second quarter.  In absolute terms, the Company’s lease operating expense was moderately down $1.3 million on a sequential basis.

Transportation expense of $0.20 per MCFE in the third quarter of 2009 was within the guidance range of $0.15 to $0.20 per MCFE.  The reported per unit expense was a decrease from $0.24 per MCFE for the comparative period in 2008.  Transportation expense was up $0.04 per MCFE from the second quarter of 2009.

Significant commodity price decreases over the past year for both oil and natural gas resulted in year over year declines in production taxes, both on a per MCFE basis and in absolute dollars.   Between the third quarters of 2009 and 2008, production taxes on a per MCFE basis decreased 58% from $0.81 to $0.34.  Sequentially, production taxes remained essentially flat with the preceding quarter.  The Company’s results for the third quarter were below the guidance range of $0.38 to $0.43 per MCFE provided for the quarter.

Total general and administrative expense for the third quarter of 2009 was $0.79 per MCFE, representing a 9% decrease from the $0.87 per MCFE recognized in the comparable quarter a year ago.  The decrease year over year relates primarily to smaller payments to participants in the legacy Net Profits Plan, which was affected by lower commodity prices realized in the third quarter of 2009.  The guidance range for total G&A expense for the quarter was $0.64 to $0.71 per MCFE.  The variance from guidance is largely the result of higher cash NPP payments as a result of higher commodity prices and lower operating costs than had been assumed by the Company.  Additionally, the exploration allocation percentages for compensation were reduced to reflect current job functions by the company’s technical staff.  This resulted in a higher amount of expense being retained in general and administrative expense.

Depletion and depreciation expense was $2.54 per MCFE in the third quarter of 2009, which was within the Company’s guidance range of $2.40 to $2.60 per MCFE.  DD&A in the comparable period of 2008 was $2.61 per MCFE.  Sequentially, DD&A in the third quarter of 2009 was essentially flat with the preceding quarter.

During the quarter, St. Mary recognized a loss on divestiture activities of $11.3 MM.  This loss was largely related to our Atlantic Rim CBM properties in the Rocky Mountain regions.  The properties were part of the Rocky Mountain natural gas package that was marketed earlier this year and remain unsold.  As a result they were re-characterized from assets held for sale to assets held and used, and the Company recorded a loss on divestiture activities.

St. Mary recognized $4.8 million before income taxes in non-cash impairments for unproved properties in the third quarter of 2009, compared to $1.2 million in the same period in 2008.  The largest portion of the unproved property impairments is related to lease expirations of non-core leasehold in the Mid-Continent and ArkLaTex regions.  The Company also recognized an impairment of materials inventory for $2.1 million related to the write-down of equipment and materials based on updated pricing.

Exploration expense of $15.7 million was recognized in the third quarter of 2009, compared to $10.7 million in the same period in 2008.  The increase year over year reflects higher levels of geological and geophysical spending, including seismic and increased technical staff, primarily in our Eagle Ford and Haynesville resource plays.

In the third quarter of 2009, St. Mary recognized a pre-tax non-cash charge of $6.8 million as a result of the increase in the Net Profits Plan liability, compared to a benefit of $34.9 million in the third quarter of 2008.  This periodic expense is a reflection of change in the liability during the respective periods.  This liability is a significant management estimate and is highly sensitive to a number of assumptions including future commodity prices, production rates, and operating costs.  The last pool created under this legacy compensation plan was in 2007.

FINANCIAL POSITION AND LIQUIDITY

As of September 30, 2009, St. Mary had total long-term debt of $499.8 million.  The long-term credit facility was down $40 million from June 30, 2009 to $235.0 million and the balance on the 3.50% Senior Convertible Notes was $264.8 million, net of debt discount.  The credit facility matures in July of 2012 and the Senior Convertible Notes cannot be put to the Company until April of 2012.  The Company’s debt-to-book capitalization ratio was 33% as of the end of the quarter.

The borrowing base for the long-term credit facility was reaffirmed by St. Mary’s bank group on September 29, 2009, and remains unchanged at an amount of $900 million.  The Company has a commitment amount of $678 million from the 12 banks that comprise our bank group.  As of October 27, 2009, St. Mary had $215.0 million drawn on the revolver and had $462.4 million in unused borrowing capacity.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss the third quarter results on November 3, 2009 at 8:00 a.m. Mountain time (10:00 a.m. Eastern time).  The call participation number is 888-811-1227.  An audio replay of the call will be available approximately two hours after the call at 800-642-1687, conference number 31930252.  International participants can dial 706-679-9922 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 31930252.  Replays can be accessed through November 10, 2009.

In addition, the call will be webcast live and can be accessed at St. Mary’s web site at stmaryland.com.  An audio recording of the conference call will be available at that site through November 10, 2009.

A presentation to be referred to during the earnings call will be available on the home page of St. Mary’s website at stmaryland.com prior to the earnings call.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, the pending nature of reported divestiture plans for certain non-core oil and gas properties as well as the ability to complete divestiture transactions and the uncertain nature of the amount of proceeds that may be received from divestitures, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

St. Mary Land & Exploration Company is an independent energy company engaged  in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil.  St. Mary routinely posts important information about the Company on its website.  For more information about St. Mary, please visit its website at stmaryland.com.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2009

Production Data	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2009	2008	Percent Change	2009	2008	Percent Change

Average realized sales price, before hedging:
Oil (per Bbl)	$61.93	$111.97	-45%	$49.82	$108.04	-54%
Gas (per Mcf)	3.37	9.96	-66%	3.49	9.78	-64%

Average realized sales price, net of hedging:
Oil (per Bbl)	$62.65	$83.30	-25%	$54.32	$82.61	-34%
Gas (per Mcf)	4.95	9.51	-48%	5.44	9.39	-42%

Production:
Oil (MMBbls)	1.5	1.6	-3%	4.8	4.9	-2%
Gas (Bcf)	17.2	18.2	-5%	54.1	55.2	-2%
BCFE (6:1)	26.4	27.7	-5%	83.0	84.6	-2%

Daily production:
Oil (MBbls per day)	16.6	17.2	-3%	17.6	17.9	-1%
Gas (MMcf per day)	187.1	198.0	-5%	198.0	201.6	-2%
MMCFE per day (6:1)	286.7	301.2	-5%	303.8	308.8	-2%

Margin analysis per MCFE:
Average realized sales price, before hedging	$5.79	$12.94	-55%	$5.16	$12.63	-59%

Average realized sales price, net of hedging	6.86	11.01	-38%	6.70	10.91	-39%
Lease operating expense	1.30	1.57	-17%	1.34	1.41	-5%
Transportation	0.20	0.24	-17%	0.19	0.19	0%
Production taxes	0.34	0.81	-58%	0.33	0.83	-60%
General and administrative	0.79	0.87	-9%	0.67	0.79	-15%
Operating margin	$4.23	$7.52	-44%	$4.17	$7.69	-46%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$2.54	$2.61	-3%	$2.76	$2.59	7%

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2009

NOTE: On January 1, 2009, new authoritative accounting guidance under FASB ASC Topic 470-20, “Debt with Conversion and Other Options” (“ASC Topic 470”)
required retrospective application. As a result, prior period balances presented have been adjusted to reflect the period-specific effects of applying ASC Topic
470.

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
		(As adjusted)		(As adjusted)
Operating revenues and other income:
Oil and gas production revenue	$152,651	$358,508	$428,347	$1,068,901
Realized oil and gas hedge gain (loss)	28,331	(53,491)	127,230	(145,837)
Gain (loss) on divestiture activity	(11,277)	(4,992)	(10,632)	54,063
Marketed gas system and other operating revenue	16,082	24,063	45,260	66,005
Total operating revenues and other income	185,787	324,088	590,205	1,043,132

Operating expenses:
Oil and gas production expense	48,634	72,724	153,928	205,825
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	66,958	72,362	229,061	219,070
Exploration	15,733	10,669	48,821	42,378
Impairment of proved properties	91	564	153,183	10,130
Abandonment and impairment of unproved properties	4,761	1,231	20,294	4,295
Impairment of materials inventory	2,114	-	13,449	-
General and administrative	20,790	24,145	55,349	67,149
Bad debt expense	-	6,650	-	16,592
Change in Net Profits Plan liability	6,804	(34,867)	(14,038)	46,901
Marketed gas system expense	14,360	22,960	41,352	60,918
Unrealized derivative (gain) loss	4,117	(4,429)	17,251	802
Other expense	968	7,753	12,424	9,155
Total operating expenses	185,330	179,762	731,074	683,215

Income (loss) from operations	457	144,326	(140,869)	359,917

Nonoperating income (expense):
Interest income	90	239	217	395
Interest expense	(7,565)	(7,026)	(21,324)	(20,862)

Income (loss) before income taxes	(7,018)	137,539	(161,976)	339,450
Income tax benefit (expense)	2,603	(50,542)	61,616	(125,010)

Net income (loss)	$(4,415)	$86,997	$(100,360)	$214,440

Basic weighted-average common shares outstanding	62,505	62,187	62,420	62,254

Diluted weighted-average common shares outstanding	62,505	63,078	62,420	63,327

Basic net income (loss) per common share	$(0.07)	$1.40	$(1.61)	$3.44

Diluted net income (loss) per common share	$(0.07)	$1.38	$(1.61)	$3.39

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2009

Consolidated Balance Sheets
(In thousands, except share amounts)	September 30,	December 31,
ASSETS	2009	2008
		(As adjusted)
Current assets:
Cash and cash equivalents	$20,517	$6,131
Short-term investments	-	1,002
Accounts receivable, net of allowance for doubtful accounts
of $16,919 in 2009 and $16,788 in 2008	98,709	157,690
Refundable income taxes	2,821	13,161
Prepaid expenses and other	16,802	22,161
Accrued derivative asset	41,428	111,649
Total current assets	180,277	311,794

Property and equipment (successful efforts method), at cost:
Land	1,371	1,350
Proved oil and gas properties	2,804,559	2,969,722
Less - accumulated depletion, depreciation, and amortization	(1,063,232)	(947,207)
Unproved oil and gas properties, net of impairment allowance
of $51,511 in 2009 and $42,945 in 2008	147,825	168,817
Wells in progress	56,958	90,910
Materials inventory, at lower of cost or market	30,411	40,455
Oil and gas properties held for sale less accumulated depletion,
depreciation, and amortization	148,937	1,827
Other property and equipment, net of accumulated depreciation
of $16,617 in 2009 and $13,848 in 2008	14,516	13,458
	2,141,345	2,339,332

Other noncurrent assets:
Accrued derivative asset	4,614	21,541
Restricted cash subject to Section 1031 Exchange	-	14,398
Other noncurrent assets	17,523	10,182
Total other noncurrent assets	22,137	46,121

Total Assets	$2,343,759	$2,697,247

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$215,363	$254,811
Accrued derivative liability	25,370	501
Deferred income taxes	8,424	41,289
Total current liabilities	249,157	296,601

Noncurrent liabilities:
Long-term credit facility	235,000	300,000
Senior convertible notes, net of unamortized
discount of $22,716 in 2009, and $28,787 in 2008	264,784	258,713
Asset retirement obligation	68,682	108,755
Asset retirement obligation associated with oil and gas properties held for sale	23,711	238
Net Profits Plan liability	163,328	177,366
Deferred income taxes	285,042	354,328
Accrued derivative liability	46,315	27,419
Other noncurrent liabilities	11,623	11,318
Total noncurrent liabilities	1,098,485	1,238,137

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value: authorized - 200,000,000 shares;
issued: 62,638,839 shares in 2009 and 62,465,572 shares in 2008;
outstanding, net of treasury shares: 62,511,946 shares in 2009
and 62,288,585 shares in 2008	626	625
Additional paid-in capital	151,620	141,283
Treasury stock, at cost: 126,893 shares in 2009 and 176,987 shares in 2008	(1,230)	(1,892)
Retained earnings	850,593	957,200
Accumulated other comprehensive income (loss)	(5,492)	65,293
Total stockholders' equity	996,117	1,162,509

Total Liabilities and Stockholders' Equity	$2,343,759	$2,697,247

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2009

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Cash flows from operating activities:		(As adjusted)		(As adjusted)
Reconciliation of net income (loss) to net cash provided
by operating activities:
Net income (loss)	$(4,415)	$86,997	$(100,360)	$214,440
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
(Gain) loss on divestiture activities	11,277	4,992	10,632	(54,063)
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	66,958	72,362	229,061	219,070
Exploratory dry hole (benefit) expense	182	(23)	4,849	6,583
Impairment of proved properties	91	564	153,183	10,130
Abandonment and impairment of unproved properties	4,761	1,231	20,294	4,295
Impairment of materials inventory	2,114	-	13,449	-
Stock-based compensation expense*	5,469	3,420	12,978	10,477
Bad debt expense	-	6,650	-	16,592
Change in Net Profits Plan liability	6,804	(34,867)	(14,038)	46,901
Unrealized derivative (gain) loss	4,117	(4,429)	17,251	802
Loss related to hurricanes	1,153	6,980	8,273	6,980
Loss on insurance settlement	-	640	-	1,600
Amortization of debt discount and deferred financing costs	3,219	2,336	8,922	6,942
Deferred income taxes	(5,934)	44,618	(69,082)	99,380
Plugging and abandonment	(9,755)	(308)	(12,110)	(1,355)
Other	(187)	(4,379)	1,432	(3,416)
Changes in current assets and liabilities:
Accounts receivable	9,695	32,399	58,844	(39,455)
Refundable income taxes	(2,821)	5,271	10,340	(3,650)
Prepaid expenses and other	(1,569)	8,599	(8,660)	2,029
Accounts payable and accrued expenses	20,132	19,913	7,794	34,763
Excess income tax benefit from the exercise of stock options	-	(716)	-	(10,281)
Net cash provided by operating activities	111,291	252,250	353.052	568,764

Cash flows from investing activities:
Proceeds from insurance settlement	15,336	-	15,336	-
Proceeds from sale of oil and gas properties	56	606	1,137	155,203
Capital expenditures	(76,640)	(165,489)	(292,466)	(495,155)
Acquisition of oil and gas properties	(14)	(20,506)	(58)	(83,433)
Receipts from restricted cash	-	-	14,398	-
Deposits to restricted cash	-	25,266	-	-
Receipts from (deposits to) short-term investments	-	(12)	1,002	161
Other	-	3	-	(9,984)
Net cash used in investing activities	(61,262)	(160,132)	(260,651)	(433,208)

Cash flows from financing activities:
Proceeds from credit facility	132,500	194,000	1,898,500	832,000
Repayment of credit facility	(172,500)	(319,000)	(1,963,500)	(947,000)
Debt issuance costs related to credit facility	(14)	-	(11,074)	-
Excess income tax benefit from the exercise of stock options	-	716	-	10,281
Proceeds from sale of common stock	113	643	1,179	11,327
Repurchase of common stock	-	-	-	(77,202)
Dividends paid	-	-	(3,120)	(3,076)
Net cash used in financing activities	(39,901)	(123,641)	(78,015)	(173,670)

Net change in cash and cash equivalents	10,128	(31,523)	14,386	(38,114)
Cash and cash equivalents at beginning of period	10,389	36,919	6,131	43,510
Cash and cash equivalents at end of period	$20,517	$5,396	$20,517	$5,396

* Stock-based compensation expense is a component of exploration expense and general and administrative expense on the consolidated statements of operations. For the three months ended September 30, 2009,and 2008, respectively, approximately $1.5 million and $1.6 million of stock based compensation was included in exploration expense. For the nine months ended September 30, 2009, and 2008, respectively, approximately $4.4 million and $3.8 million of stock-based compensation expense was included in exploration expense. For the three months ended September 30, 2009, and 2008, respectively, approximately $4.0 million and $1.8 million of stock-based compensation was included in general and administrative expense. For the nine months ended September 30, 2009, and 2008, respectively approximately $8.6 million and $6.7 million of stock-based compensation expense was included in general and administrative expense.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2009

Adjusted Net Income
(In thousands, except per share data)

Reconciliation of Net Income (Loss) (GAAP)	For the Three Months		For the Nine Months
to Adjusted Net Income (Non-GAAP):	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
		(As adjusted)		(As adjusted)

Reported Net Income (Loss) (GAAP)	$(4,415)	$86,997	$(100,360)	$214,440

Adjustments:
Change in Net Profits Plan liability	6,804	(34,867)	(14,038)	46,901
Unrealized derivative (gain) loss	4,117	(4,429)	17,251	802
(Gain) loss on divestiture activities	11,277	4,992	10,632	(54,063)
Bad debt expense associated with Sem Group, L.P.	-	6,692	-	16,640
Loss related to hurricanes (1)	1,153	6,980	8,273	6,980
Loss on insurance settlement	-	640	-	1,600
Tax adjustment at effective rate for period	(8,661)	7,347	(8,414)	(6,946)

Adjusted Net Income (Loss), before impairment adjustments	10,275	74,352	(86,656)	226,354

Non-cash impairments:
Impairment of proved properties	91	564	153,183	10,130
Abandonment and impairment of unproved properties	4,761	1,231	20,294	4,295
Impairment of materials inventory	2,114	-	13,449	-
Tax adjustment for impairments at effective rate for period	(2,584)	(660)	(71,107)	(5,312)
Adjusted Net Income, non-recurring items
& non-cash impairments (Non-GAAP) (2)	$14,657	$75,487	$29,163	$235,467

Adjusted Net Income Per Share (Non-GAAP)
Basic	$0.23	$1.21	$0.47	$3.78
Diluted	$0.23	$1.20	$0.47	$3.72

Average Number of Shares Outstanding
Basic	62,505	62,187	62,420	62,254
Diluted	62,505	63,078	62,420	63,327

(1) The loss related to hurricanes is included within line item other expense on the consolidated statements of operations.

(2) Adjusted net income is calculated as net income (loss) adjusted for significant non-cash and non-recurring items. Non-cash charges and adjustments include change in the Net Profits Plan liability, unrealized derivative (gain) loss, impairment of proved properties, abandonment and impairment of unproved properties, and impairment of materials inventory. Non-recurring items include (gain) loss on divestiture activities, loss related to hurricanes, loss on insurance settlement, and bad debt expense associated with Sem Group, L.P. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of St. Mary’s fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2009

Discretionary Cash Flow
(In thousands)

Reconciliation of Net Cash Provided by Operating Activities	For the Three Months		For the Nine Months
(GAAP) to Discretionary Cash Flow (Non-GAAP):	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
		(As adjusted)		(As adjusted)
Net cash provided by operating activities (GAAP)	$111,291	$252,250	$353,052	$568,764

Changes in current assets and liabilities	(25,437)	(65,466)	(68,318)	16,594

Exploration	15,733	10,669	48,821	42,378
Less: Exploratory dry hole benefit (expense)	(182)	23	(4,849)	(6,583)
Less: Stock-based compensation expense included in exploration	(1,533)	(1,665)	(4,397)	(3,807)

Discretionary cash flow (Non-GAAP) (3)	$99,872	$195,811	$324,309	$617,346

(3) Beginning in the third quarter of 2009 the Company changed its definition of discretionary cash flow. Prior periods have been conformed to the current definition and the change in the definition did not result in a material variance to results under the prior definiton. Discretionary cash flow is computed as net cash provided by operating activities adjusted for changes in current assets and liabilities and exploration benefit (expense), less exploratory dry hole expense, and stock-based compensation expense included in exploration. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of St. Mary's ability to internally generate funds for exploration, development, and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies. See the consolidated statements of cash flows herein for more detailed cash flow information.